Exhibit 99.1

CONTACT:

Steve Handy, Vice President Corporate Controller,
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

SM&A Reports Third Quarter Revenue of $16.1 Million

     NEWPORT BEACH, Calif., October 18, 2004 — SM&A (Nasdaq: WINS), the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services, today reported financial results for the third quarter ended September 30, 2004.

     Revenue for the third quarter was $16.1 million, compared with $18.7 million reported for the comparable period last year. Operating income was $2.7 million compared with $4.8 million reported for the comparable period last year. Net income was $1.7 million or $0.08 per diluted share compared with net income of $2.9 million or $0.13 per diluted share for the comparable period last year.

     Revenue for the first nine months ended September 30, 2004 was $50.7 million, compared with $56.2 million reported for the comparable period last year. Operating income was $11.0 million compared with $14.4 million reported for the comparable period last year. Net income was $6.9 million or $0.32 per diluted share compared with net income of $9.5 million or $0.45 per diluted share for the comparable period last year.

     Steven Myers, Chairman and Chief Executive Officer, stated, “Our third quarter revenue exceeded the guidance we provided in late August because we were able to generate higher than the anticipated level of new competition management business during the month of September. Our year-to-date results have been impacted by RFP delays that are closely linked to the spending on prolonged military actions in Iraq and Afghanistan. Revenue for the year has also been impacted by the expected maturation of several major performance assurance programs and delays in new program starts.”

     Myers continued, “We remain confident in our ability to improve our revenue performance in our core service lines during the fourth quarter, and to generate revenue growth in 2005. We entered the fourth quarter with an increase in the number of people assigned to performance assurance programs. We are also experiencing a moderate up-tick in competition management activity. Our growth in 2005 will be driven by our ability to execute our long-term business strategy. This strategy is to continue to provide high-value services to our Aerospace and Defense clients, to expand our service lines to existing and new clients, and to continue our expansion into new market verticals including telecommunications, information technology, and professional services.”

     Cathy Wood, Chief Financial Officer, stated, “Through September 30, our investment in sales and marketing has resulted in 23 new customers including two in the third quarter. These new clients have contributed 9% of our year-to-date revenue. Approximately 75% of this revenue is outside of our core Aerospace and Defense market. The majority of the increase in SG&A during the third quarter reflects our investment in sales and marketing, as well as the development of new service extensions and offerings,” continued Ms. Wood. “Despite these increased costs, we continued to generate strong cash flow and execute our share repurchase program. During the third quarter, we repurchased 297,800 shares and since the announcement of the plan in May of this year we have repurchased 332,000 shares at a total cost of approximately $2.5 million.”

Additional Third Quarter Financial Highlights

•	Gross margin as a percentage of revenue was 44%.

•	Average deployed headcount for the third quarter was 149.

•	17 Account Executives were on staff at the end of the third quarter 2004.

•	Cash position as of September 30, 2004 was more than $18 million.

Guidance

     The Company reiterates its guidance provided on August 30, 2004 for full year 2004 revenue of between $66 and $69 million and net income totaling about 13% of revenue. For 2005, the Company continues to expect double-digit revenue growth. Further 2005 guidance is expected to be provided in mid-December.

Conference Call — Monday, October 18, 2004, 1:30 p.m., PDT

     Domestic participants may dial (800) 240-2430 approximately 10 minutes before the scheduled start of the call. International participants may access the call by dialing (303) 262-2140. The call will also be accessible live at the Investor Relations page of the website at www.smawins.com by clicking on the Webcast link. Following its completion, an audio replay may be accessed for one week by dialing (800) 405-2236 or (303) 590-3000, access code 11011840#. Investors may also access an archived Webcast replay of the call at the Company’s website www.smawins.com.

About SM&A

     SM&A is the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services. Since 1982, SM&A has managed in excess of 889 proposals worth more than $303 billion for its clients, and has an 85% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.smawins.com.

     The statements in this press release that refer to expectations for the third quarter, forecasts for the remainder of fiscal year 2004, for fiscal year 2005, and the future, are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; change in presidential administration; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-Q for second quarter ended June 30, 2004, and Form 10-K for the year ended December 31, 2003. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

SM&A
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30	December 31
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,139	$17,712
Accounts receivable, net	15,975	12,178
Prepaid expenses and other current assets	378	310
Deferred income taxes	752	752

Total current assets	35,244	30,952
Fixed assets, net	823	723
Other assets	188	128

	$36,255	$31,803

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$592	$683
Accrued compensation and related benefits	3,103	3,637
Income taxes payable	898	1,440
Net liabilities of discontinued operations	902	1,359

Total current liabilities	5,495	7,119
Deferred income taxes	45	45
Other liabilities	183	206

Total liabilities	5,723	7,370
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock	—	—
Common stock	51,424	52,215
Accumulated deficit	(20,892)	(27,782)

Total shareholders’ equity	30,532	24,433

	$36,255	$31,803

SM&A
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$16,078	$18,704	$50,724	$56,231
Cost of revenue	9,003	10,135	27,817	31,316

Gross margin	7,075	8,569	22,907	24,915
Selling, general and administrative expenses	4,359	3,733	11,937	10,478

Operating income	2,716	4,836	10,970	14,437
Interest income, net	39	32	117	42

Income before income taxes	2,755	4,868	11,087	14,479
Income tax expense	1,088	1,996	4,197	4,938

Net income	$1,667	$2,872	$6,890	$9,541

Net income per share:
Basic	$0.08	$0.14	$0.34	$0.48
Diluted	$0.08	$0.13	$0.32	$0.45
Shares used in calculating net income per share:
Basic	20,512	20,113	20,484	19,907
Diluted	21,492	21,610	21,638	21,309